Exhibit 10.1

                              CRDENTIA CORP.

                       NOTICE OF STOCK OPTION AWARD

Grantee's Name and Address:	James D. Durham
                                14114 Dallas Parkway, Suite 600
                                Dallas, Texas  75254

You (the "Grantee") have been granted an option to purchase shares of Common Stock, subject to the terms and conditions of this Notice of Stock Option Award (the "Notice") and the Stock Option Plan and Award Agreement (the "Plan and Option Agreement") attached hereto, as follows. Unless otherwise defined herein, the terms defined in the Plan and Option Agreement shall have the same defined meanings in this Notice.

       Award Number                     4
       Date of Award                    December 31, 2003
       Exercise Price per Share         $0.10
       Total Number of Shares Subject
       to the Option (the "Shares")     7,000,000
       Total Exercise Price             $700,000
       Type of Option                   Non-Qualified Stock Option
       Expiration Date:                 December 31, 2018

This Option is fully vested and shall be exercisable in accordance with the following schedule:

Exercise Schedule:

Subject to the terms of the Plan and Option Agreement, 100% of the Shares subject to the Option shall be exercisable on December 31, 2008.
Notwithstanding the foregoing, certain Shares subject to the Option may be exercised prior to December 31, 2008 in accordance with the following:

Upon the closing date of each Acquisition (as defined below) after the Date of Award, Shares subject to the Option shall be immediately exercisable in an amount equal to twenty-five percent (25%) of the aggregate number of (i) shares of Common Stock issued in connection with such Acquisition plus (ii) subject to the limitations below, the aggregate maximum number of additional shares of Common Stock issuable pursuant to any security convertible or exchangeable into Common Stock, or any warrant, option, purchase right or similar agreement or arrangement granted in connection with such Acquisition (whether or not such shares are ever issued but excluding any compensatory options or other equity-based incentives granted to service providers on or after the closing date of such Acquisition). Notwithstanding the foregoing, any shares of Common Stock which are issuable in connection with the Acquisition (i) upon exercise or conversion of any convertible debt instrument, (ii) in connection with any subsequent earnout of shares of Common Stock or similar arrangement or (iii) upon the occurrence of some contingent future event, milestone or condition such that the actual number of shares of Common Stock which are issuable thereby is not otherwise determinable at the closing date of such Acquisition, shall not be included for purposes of calculating the number of Shares which are exercisable on the closing date of such Acquisition; provided, however, that an additional number of Shares subject to the Option shall become exercisable in an amount equal to twenty-five percent (25%) of the aggregate number of any such excluded shares of Common Stock which are in fact issued following the closing date of such Acquisition on the date of such issuance.

"Acquisition" shall mean any business combination in which the Company issues or may issue shares of Common Stock for the consideration thereof, including, without limitation, a stock purchase, sale, merger, joint venture or otherwise and whether in one or more transactions for the purchase of an organization's equity, debt securities or assets, or by means of a merger, consolidation, reorganization, spin-off, joint venture, partnership, tender offer, exchange offer,

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purchase, lease, licensing arrangement, strategic alliance or any other transaction of a like nature, regardless of form.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Option is to be governed by the terms and conditions of this Notice and the Plan and Option Agreement.

                                      Crdentia Corp.,
                                      a Delaware corporation
                                 By: /s/  Robert Kenneth
                                         Robert Kenneth
                                 Title:  Chair of the Compensation Committee

THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE OR THE PLAN AND OPTION AGREEMENT SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF THE GRANTEE'S EMPLOYMENT OR SERVICE WITH THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE'S RIGHT OR THE RIGHT OF THE COMPANY, OR PARENT OR SUBSIDIARY OF THE COMPANY TO WHICH THE GRANTEE PROVIDES SERVICES TO TERMINATE THE GRANTEE'S EMPLOYMENT OR SERVICE, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE'S STATUS IS AT WILL.

The Grantee acknowledges receipt of a copy of the Plan and Option Agreement, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice and the Plan and Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice, and fully understands all provisions of this Notice and the Plan and Option Agreement. The Grantee hereby agrees that all disputes arising out of or relating to this Notice and the Plan and Option Agreement shall be resolved in accordance with Section 15 of the Plan and Option Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated in this Notice.

Dated: December 31, 2003	Signed: /s/  James D. Durham
                                        Grantee

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